Converted Organics Inc. Announces Revenue of Approximately 1.5 Million Dollars for First Half of 2009

Shareholder Conference Call Scheduled to Review Business Developments

BOSTON, Aug 12, 2009 (BUSINESS WIRE) — Converted Organics Inc. (NASDAQ:COIN) announced today that revenue from sales of its organic fertilizer products and tip fees totaled $1,484,203 for the first six months of 2009, representing a 51 percent increase over the same period in 2008. The Company also announced revenue of $992,364 for the second quarter of 2009, an increase of 50 percent compared to the second quarter of 2008.

“Converted Organics is very pleased that our revenue continues to increase as a result of our achievements to date this year, specifically sales from our Gonzales, California facility and the progress made on improving operations at our Woodbridge, New Jersey plant,” said Edward J. Gildea, President of Converted Organics. “The positive sales results we achieved in the west reinforce our optimism regarding ongoing opportunities with agricultural markets in the east. We remain committed to continuing to improve operations at our New Jersey plant and securing distribution channels for Converted Organics’ products in east coast markets.”

Converted Organics’ management will update shareholders on recent business developments in a conference call scheduled for 10:00 a.m. ET on Wednesday, August 19, 2009. Shareholders who wish to participate in the conference call may telephone 877-869-3847 from the U.S. or 201-689-8261 from international locations, approximately 15 minutes prior to the call. A digital replay will be available by telephone for two weeks and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 from international locations, using account # 331 and ID # 324135. The call will also be broadcasted simultaneously via a live webcast on the Converted Organics website at www.convertedorganics.com under the tab Investors and submenu Events & Presentations.

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN, www.convertedorganics.com), based in Boston, MA, is dedicated to producing high-quality, all-natural, organic soil amendment and fertilizer products through food waste recycling. The Company uses its proprietary High Temperature Liquid Composting (HTLC) system, a proven, state-of-the-art microbial digestion technology, to process various biodegradable food wastes into dry pellet and liquid concentrate organic fertilizers that help grow healthier food and improve environmental quality. Converted Organics sells and distributes its environmentally-friendly fertilizer products in the retail, professional turf management, and agribusiness markets.

Converted Organics’ flagship manufacturing facility is located in Woodbridge, New Jersey. A second manufacturing site is located in Gonzales, California, and a third is under development in Johnston, Rhode Island. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16 percent, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. In a number of lab and field trials, Converted Organics’ liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that affects most plants and grasses and restricts the flow of water and nutrients to the plant. Increased use of nitrogen in commercial agriculture and turf grass applications, such as on golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product reduces chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

Converted Organics’ products have a long shelf life compared to many other organic fertilizers. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. Forward-looking statements include the Company’s ability to continue full operations at its Woodbridge facility and to become more efficient in its operations, the Company’s ability to continue to sell its product to other customers, and the Company’s ability to raise financing on a timely basis, if at all.These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in the “Risk Factors” section in the Company’s most recently filed annual report on Form 10-KSB, as updated in the Company’s quarterly reports on Form 10-Q filed since the annual report, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G

SOURCE: Converted Organics Inc.

INVESTOR CONTACT:
PR Financial Marketing
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
PUBLIC RELATIONS CONTACT:
Sterling Communications
Pat Fiaschetti, 908-996-7945
sterling.pf@att.net

Copyright Business Wire 2009